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                                  23(d)(1)(ii)

   Amendment to Investment Advisory Agreement - TA IDEX American Century Large
                                  Company Value

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                         TRANSAMERICA IDEX MUTUAL FUNDS

                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of January 1, 2007 to the Investment Advisory Agreement dated as of March 1, 2002, as amended (the "Agreement"), between Transamerica IDEX Mutual Funds and Transamerica Fund Advisors, Inc. on behalf of TA IDEX American Century Large Company Value (the "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

     COMPENSATION. Any reference to compensation of TA IDEX AMERICAN CENTURY LARGE COMPANY VALUE is now revised to reflect the following Advisory Fees, effective as of January 1, 2007:

          0.835% of the first $250 million of the Fund's average daily net assets; 0.80% over $250 million up to $400 million of the Fund's average daily net assets; 0.775% over $400 million up to $750 million of the Fund's average daily net assets; and 0.70% of the Fund's average daily net assets over $750 million.

     In all other respects, the Investment Advisory Agreement dated as of March 1, 2002, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2007.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By: /s/ John K. Carter
                                            ------------------------------------
                                        Name: John K. Carter
                                        Title: President and Chief Executive
                                               Officer


                                        TRANSAMERICA IDEX MUTUAL FUNDS


                                        By: /s/ Dennis P. Gallagher
                                            ------------------------------------
                                        Name: Dennis P. Gallagher
                                        Title: Senior Vice President, General
                                               Counsel and Secretary